Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Execution of Risk

Services Agreements for Blocks 9 and 21 Offshore Angola

Houston, Texas — February 24, 2010 — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced Cobalt’s execution of Risk Services Agreements for Blocks 9 and 21 offshore Angola with the national oil company of Angola, Sociedade Nacional de Combustíveis de Angola — Empresa Pública (Sonangol E.P.), as well as Sonangol Pesquisa e Produção, S.A. (Sonangol P&P), Nazaki Oil and Gáz, S.A. and Alper Oil, Limitada.

The Risk Services Agreements, which were executed and dated on February 24, 2010, govern Cobalt’s 40% interest in and operatorship of Blocks 9 and 21 offshore Angola and form the basis of Cobalt’s exploration, development and production operation on these blocks. Their execution is a key milestone that allows for the commencement of Cobalt’s offshore Angola drilling program, currently planned to begin within the next twelve months. The terms of the executed Risk Services Agreements are substantially the same as the terms that were finalized and initialed by Sonangol E.P. and Cobalt in October 2009 and disclosed as part of Cobalt’s initial public offering.

Cobalt’s Chairman and Chief Executive Officer, Joseph H. Bryant, said “We are delighted to announce the execution of the Risk Services Agreements for Blocks 9 and 21 offshore Angola. We have worked closely with Sonangol for the past several years regarding the pre-salt play offshore Angola, beginning before the announcement of the Tupi discovery offshore Brazil. We are pleased that these agreements have been signed so that we can now embark with Sonangol and the contractor group on a robust drilling program to prove the Angolan pre-salt play on these blocks as soon as possible.”

About Cobalt

Cobalt is an independent oil exploration and production company focusing on the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events.  Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words.  These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate.  Actual results and future events could differ materially from those anticipated in such statements.  For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings.  Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations

John Wilkirson

Vice President, Strategic Planning and Investor Relations

+1 (713) 452-2322